EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement For AK Steel’s Butler Works
West Chester, OH, July 15, 2019 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3303, have ratified a three year labor agreement covering about 1,200 hourly production and maintenance employees at the company’s Butler (PA) Works. AK Steel said that UAW officials notified the company that the contract was ratified in voting held on July 11 and 12, 2019 in Butler. The agreement will be in effect until June 15, 2022.
“We are pleased to have reached a labor agreement at Butler Works for our employees,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement continues to provide a competitive and flexible labor contract for AK Steel and our Butler employees.”
Butler Works produces a wide range of flat-rolled steel products, including electrical steels that are among the most energy efficient in the world, as well as a variety of stainless and carbon steels.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,500 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe. Additional information about AK Steel is available at www.aksteel.com.

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